Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Ms. Linda Larsen
	410 N. 44th St. Suite 700		602-685-4126
Phoenix, AZ 85008

Mesa Air Group Announces Changes to its Board of Directors

PHOENIX, April 28, 2005 — Mesa Air Group, Inc. (Nasdaq: MESA) is pleased to announce the election of Peter F. Nostrand to its Board of Directors, and simultaneous appointment to the Board’s Audit, Compensation and Corporate Governance/Nominating Committees. Drawing upon his thirty plus years of experience in banking and finance, Mr. Nostrand now leads Sun Trust, Greater Washington, serving as Chairman, President and CEO. During his distinguished career at Sun Trust, Mr. Nostrand has also served in a variety of functional divisions including among others, International, National, Energy, Commercial and Retail. Mr. Nostrand earned a Bachelors of Arts from Amherst College and a Masters of Education from the University of Virginia.

“Given the opportunities that currently exist for our Company as well as the significant role of our Board of Directors; we believe it is important that Mesa has effective and independent directors like Peter. His expertise combined with the leadership possessed by our other Board members will be invaluable in helping Mesa move forward successfully,” said Jonathan Ornstein, Mesa Chairman and CEO.

Voluntarily stepping down from the Board is Julie E. Silcock, Managing Director and Head of Southwest Investment Banking for Citigroup Corporate and Investment Bank. Ms. Silcock has been a valuable member of the Board since 2001 and during her service has served on the Board’s Audit, Nominating and Compensation Committees. Ms. Silcock’s decision follows a Citigroup policy change regarding service on boards of public companies. “Julie’s presence on the Board will be missed and we wish her all the best in her continued success at Citigroup,” said Jonathan Ornstein.

Mr. Nostrand joins Board members Jonathan Ornstein, Chairman; Daniel J. Altobello, Lead Director and retired Chairman of the Board of LSG Sky Chefs and Onex Food Services, Inc.; Gen. Ronald R. Fogleman, USAF Retired, former Chief of Staff of the United States Air Force; Joseph L. Manson III, Partner of Baker & Hostetler, LLP; Maurice A. Parker, Executive Director of Regional Aviation Partners; and Bob Beleson, Chief Executive Officer of Christiana Spirits International.

Mesa currently operates 180 aircraft with over 1,100 daily system departures to 165 cities, 44 states, the District of Columbia, Canada and Mexico. Mesa operates as America West Express, US Airways Express and United Express under contractual agreement with America West, US Airways and United Airlines, respectively, and independently as Mesa Airlines. The Company, which was founded by Larry and Janie

Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. The Company was named 2005 Regional Airline of the Year by Air Transport World Magazine.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.

For further information regarding this press release please contact Linda Larsen at 602-685-4126, linda.larsen@mesa-air.com or visit our website at http://www.mesa-air.com.

###